Exhibit 6.5

24 HOUR FITNESS LEASE

BETWEEN

24 HOUR FITNESS USA, INC.

As Tenant

and

FORT WORTH FITNESS, L.P.

As Landlord

LOCATION:

FORT WORTH, TEXAS

DATED

3-29-06

ARTICLE 1 BASIC LEASE PROVISIONS		1
1.1	Landlord's Address	1
1.2	Address of Premises	1
1.3	Tenant's Address	1
1.4	Building Square Footage	2
1.5	Anticipated Delivery Date	2
1.6	Outside Delivery Date	2
1.7	Term	2
1.8	Options to Extend	2
1.9	Annual Rent/Monthly Rent	2
1.10	Broker	2
1.11	Tenant Improvement Allowance	2
1.12	Applicable Annual Interest Rate	2

ARTICLE 2 DEFINITIONS		3
2.1	Definitions	3
2.2	Other Definitions	5

ARTICLE 3 PREMISES AND TERM		5
3.1	Lease of Premises	5
3.2	Term; Term Commencement.	6
3.3	Options to Extend Term	6
3.4	First Right to Negotiate	7
3.5	Early Entry	7
3.6	Presale Space [Intentionally Deleted]	7
3.7	Landlord's Work; Delay in Possession	8
3.8	Delivery of Premises	9
3.9	Tenant Improvements	10
3.10	Contingencies	10
3.11	Tenant Improvement Allowance	12
3.12	Landlord's Title to the Premises	13
3.13	Mutual Access Easement	13
3.14	Replat of the Premises	13

ARTICLE 4 RENT AND ADJUSTMENTS		13
4.1	Monthly Rent	13
4.2	Intentionally Deleted	13
4.3	Intentionally Deleted	13
4.4	Additional Rent	13
4.5	Rent Commencement Date	14
4.6	Prorations	14
4.7	Late Payment Charges	14

(continued)

ARTICLE 5 USE		14
5.1	Tenant's Use	14
5.2	Compliance With Applicable Laws	14
5.3	Landlord's Right of Entry	15
5.4	Tenant's Business Operations	15
5.5	Continuous Operation	15
5.6	Quiet Enjoyment	15
5.7	Exclusivity	16

ARTICLE 6 HAZARDOUS MATERIALS AND ASBESTOS		16
6.1	Definition of Hazardous Materials	16
6.2	Use of Hazardous Materials	16
6.3	Landlord's Warranty	17
6.4	Indemnifications	17

ARTICLE 7 PARKING AREA MAINTENANCE; TAXES; UTILITIES		17
7.1	Repair and Maintenance of Parking Lot, Landscaping and Sidewalks	17
7.2	Real Property Taxes	18
7.3	Permitted Contests	18
7.4	Personal Property Taxes	18
7.5	Utilities and Services	19

ARTICLE 8 ALTERATIONS		19
8.1	Tenant Alterations	19
8.2	Communication Devices; Pay Phones	19
8.3	Mechanics' Liens	20

ARTICLE 9 MAINTENANCE AND REPAIR		20
9.1	Landlord's Maintenance and Repair Obligations	20
9.2	Tenant's Maintenance and Repair Obligations	20
9.3	Citations	21
9.4	Tenant's Self-Help	21

ARTICLE 10 CROSS PARKING AND ACCESS ARRANGEMENTS [Intentionally Deleted]		21

ARTICLE 11 INDEMNITY AND INSURANCE		21
11.1	Indemnification	21
11.2	Property Insurance	22
11.3	Liability Insurance	22
11.4	Other Coverages	23
11.5	Policy Requirements	23
11.6	Waivers of Subrogation	23
11.7	Reimbursement of Landlord's Cost of Property Insurance	23

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(continued)

ARTICLE 12 DAMAGE OR DESTRUCTION		24
12.1	Landlord's Obligation to Rebuild	24
12.2	Landlord's Right to Terminate	24
12.3	Landlord's Repair Obligations	24
12.4	Abatement of Rent	24
12.5	Tenant's Right to Terminate	25

ARTICLE 13 EMINENT DOMAIN		25
13.1	Taking Resulting in Termination	25
13.2	Taking Not Resulting in Termination	25
13.3	Parking Area Taking	26
13.4	Temporary Taking	26
13.5	Business Closure	26
13.6	Taking Awards	26

ARTICLE 14 ASSIGNMENT, SUBLETTING AND CONCESSIONAIRES		27
14.1	Assignment and Subletting	27
14.2	Concessionaires	27
14.3	Landlord's Consent.	27
14.4	Notice and Opportunity to Cure	27
14.5	Transfer of the Premises by Landlord	28

ARTICLE 15 DEFAULTS AND REMEDIES		28
15.1	Tenant's Default	28
15.2	Landlord's Remedies	29
15.3	Right of Redemption	30
15.4	Lien Waiver	30
15.5	Landlord's Default.	30
15.6	Tenant's Remedies	30
15.7	Mortgages	30

ARTICLE 16 SUBORDINATION; ESTOPPEL CERTIFICATE		31
16.1	Subordination, Attornment and Non-Disturbance	31
16.2	Estoppel Certificates	31

ARTICLE 17 SIGNS, GRAPHICS AND ADVERTISING		32
17.1	Tenant's Signage	32
17.2	Special Promotions	32

ARTICLE 18 SURRENDER; HOLDING OVER		32
18.1	Surrender of the Premises	32
18.2	Holding Over	32
18.3	Outstanding Credits	33

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(continued)

ARTICLE 19 MISCELLANEOUS PROVISIONS		33
19.1	Guaranty of Lease	33
19.2	Broker	33
19.3	Notice	33
19.4	Memorandum of Lease, Owner's Affidavit and Other Documents	33
19.5	Attorneys' Fees	34
19.6	Captions	34
19.7	Counterparts; Facsimile Signatures	34
19.8	Time of the Essence	34
19.9	Severability; Construction	34
19.10	Choice of Law	34
19.11	Gender; Singular, Plural	34
19.12	Nonagency	34
19.13	Successors	35
19.14	Waiver	35
19.15	Unavoidable Delay	35
19.16	Entire Agreement	35
19.17	Authority	35
19.18	Exhibits, References	35
19.19	Basic Lease Provisions	35
19.20	Joint and Several Obligations	36
19.21	Landlord's Approval.	36

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24 HOUR FITNESS LEASE

THIS 24 HOUR FITNESS LEASE (the "Lease") dated _________,2006, is entered into by and between FORT WORTH FITNESS, L.P., a Nebraska limited partnership ("Landlord"), and 24 HOUR FITNESS USA, INC., a California corporation ("Tenant").

ARTICLE l

BASIC LEASE PROVISIONS

Each reference in this Lease to this Article l or any Section hereof shall mean and refer to the following terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease:

1.1	Landlord's Address:	Fort Worth Fitness, L.P.
209 South 19th Street, Suite 500
Omaha, Nebraska 68102
Phone No.: 402.932.2000
Facsimile: 402.932.2780
Taxpayer I.D. No.: 20-4337379

1.2	Address of Premises:	Old Denton Road
Fort Worth, Texas

1.3	Tenant's Address:	24 HOUR FITNESS USA, INC.
12647 Alcosta Blvd., Suite 500
San Ramon, CA 94583
Phone No.: 925.543.3100
Facsimile: 925.543.3221
Taxpayer ID No. 94-2899899
Attention: Property Management

	With copy to:	24 HOUR FITNESS USA, INC.
12647 Alcosta Blvd., Suite 500
San Ramon, CA 94583
Attention: Legal Department

COLLIERS INTERNATIONAL
1610 Arden Way, Suite 242
Sacramento, CA 95815
Telephone: 916.648.2000
Facsimile: 916.649.0001
Attention: Corporate Services

	Guarantor's Address:	24 HOUR FITNESS UNITED STATES, INC.
12647 Alcosta Blvd., Suite 500
San Ramon, CA 94583
Phone No.: 925.543.3100
Facsimile: 925.543.3221
Attention: Property Management

1.4	Building Square Footage:	Approximately 36,000 square feet, subject to adjustment pursuant to Section 3.1

1.5	Anticipated Delivery Date:	March I, 2007

1.6	Outside Delivery Date:	June 1, 2007

1.7	Term:	Twenty (20) years

1.8	Options to Extend:	Four (4) 5-year options to extend

1.9	Annual Rent/Monthly Rent:	Years	Annual Rent Per S.F.	Annual Rent	Monthly Rent
		1-5	$20. 10	$723,600.00	$60,300.00
		6-10	$22.51	$810,360.00	$67,530.00
		11-15	$25.21	$907,560.00	$75,630.00
		16-20	$28.24	$1,016,640.00	$84,720.00
		Option
		Years	Annual Rent Per S.F.	Annual Rent	Monthly Rent
		21-25	$31.63	$138,680.00	$94,890.00
		26-30	$35.42	$1,275,120.00	$106,260.00
		31-35	$39.67	$1,428,120.00	$119,010.00
		36-40	$44.43	$599,480.00	$133,290.00

Annual Rent/Monthly Rent shall be subject to adjustment pursuant to Section 3.l(b)

1.10	Broker:	CFM Realty Advisors, L.L.C.

1.11	Tenant Improvement Allowance:	One Million Six Hundred Twenty Thousand and No/100 Dollars ($1,620,000.00) (based upon Forty-Five Dollars ($45.00) per square foot of the Building).

1.12	Applicable Annual Interest Rate:	Ten percent (10%) per annum.

EXHIBITS:	A	Legal Description of Premises
	B	Premises Site Plan
	C	Work Letter
	D	Intentionally Deleted

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E	Term/Rent Commencement Memorandum
F	Title Commitment
G	Subordination and Non-Disturbance Agreement
H	Form of Guaranty

ARTICLE 2

DEFINITIONS

2.1          Definitions. The capitalized terms set forth below, unless the context clearly requires otherwise, shall have the following meanings in this Lease:

"Additional Rent" means any and all sums (whether or not specifically called "Additional Rent" in this Lease) other than Annual Rent/Monthly Rent which Tenant is or becomes obligated to pay to Landlord under this Lease.

"Alterations" means any alterations, modifications, additions or improvements made in, on, about, under or contiguous to the Premises after the Term Commencement Date, including, but not limited to, HVAC, pipes and conduits, and carpentry installations, but not including the initial Tenant Improvements, and not including such things as partitions, draperies, shelves, cabinet work, floor and wall coverings or the installation or relocation of trade fixtures or equipment.

"Annual Rent" means the annual rental set forth in Section 1.9 which Tenant is to pay to Landlord pursuant to Section 4.1.

"Anticipated Delivery Date" is defined in Section 1.5.

"Applicable Annual Interest Rate" is defined in Section 1.12.

"Applicable Laws" means the present and future laws, statutes, ordinances and regulations of all governmental authorities having jurisdiction over the Premises.

"Authorized Representatives" means a party's authorized agents, representatives, contractors, subcontractors, suppliers and consultants.

"Broker" means the person(s) or entity(ies) identified in Section 1.10.

"Building" means the building to be constructed on the Premises as part of Landlord' Work.

"Building Square Footage" is set forth in Section 1.4.

"Casualty" means damage or destruction by fire, explosion, lightning, flood, earthquake, or other peril.

"City" means the city, if any, in which the Premises are located.

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"County" means the county in which the Premises are located.

"Event of Default" is defined in Section 15.1.

"Execution Date" is the date this Lease is fully-executed and delivered to both parties.

"Hazardous Materials" is defined in Section 6.1.

"HVAC" means the heating, ventilating and air conditioning system serving the Building.

"Land Use Approvals" means all governmental approvals (e.g., special use permits and conditional use permits and any applicable site plan or parking approvals), in form acceptable to Tenant, necessary to operate the Premises for the use set forth in Section 5.1 and to operate the Premises 24 hours per day, 7 days per week.

"Landlord's Work" means those items designated as such in the Work Letter and all items contained in Landlord's Plans approved by Tenant pursuant to Section 3.7 below.

"Lease" means this instrument together with all exhibits, amendments, and addenda attached hereto and made a part hereof.

"Monthly Rent" means the monthly rental set forth in Section 1.9.

"Mortgagee" means any mortgagee of a mortgage, beneficiary of a deed of trust or lender having a lien on or covering the Premises or any part thereof.

"Notice" means each and every notice, communication, request, demand, reply or advice, or duplicate thereof, in this Lease provided or permitted to be given, made or accepted by either party to any other party, which shall be in writing and given in accordance with the provisions of Section 19.3.

"Outside Delivery Date" is set forth in Section 1.6.

"Plans" means the working drawings and specifications for the construction of the Tenant Improvements to be prepared by Tenant and approved by Landlord as set forth in Section 3.9.

"Presale Activities" means sales of memberships, marketing efforts, demonstrations and similar activities, including offering limited workouts, prior to opening for business, conducted by Tenant at the Premises, but directly related to such business.

"Premises" means those premises (including the land, the Building and other improvements to be constructed thereon) legally described on Exhibit A and shown on Exhibit B and all areas appurtenant thereto.

"Punch List" is defined in Section 3.8.

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"Real Property Taxes" are defined in Section 7.2.

"Rent" means Annual Rent (Monthly Rent) and Additional Rent, collectively.

"Rent Commencement Date" is defined in Section 4.5.

"Tenant Improvements" means those initial improvements, if any, to be constructed on the Premises as provided in Section 3.9.

"Tenant Improvement Allowance" is the amount specified in Section 1.11.

"Tenant's Personal Property" means Tenant's removable trade fixtures, furniture, equipment and other personal property located in or on the Premises from time to time.

"Term" means the term of this Lease, as provided in Section 3.2.

"Term Commencement Date" is defined in Section 3.2.

"Term/Rent Commencement Memorandum" means a memorandum in the form attached as Exhibit E.

"Unavoidable Delay" means any delay which is beyond a party's reasonable control, including, but not limited to, any delay due to inclement weather, strikes, acts of God, inability to obtain labor or materials, inability to secure government approval or permits, governmental restrictions, civil commotion, fire, earthquake, explosion, flood, hurricane, the elements or the public enemy, action or interference of governmental authorities or agents, war, invasion, insurrection, rebellion, riots, lockouts or any other cause whether similar or dissimilar to the foregoing which is beyond a party's control.

"Work Letter" means the work letter regarding the construction of Landlord's Work in the form of Exhibit C.

2.2          Other Definitions. Terms defined elsewhere in this Lease or the exhibits, schedules and attachments, unless the context clearly requires otherwise, shall have the meanings as there given.

ARTICLE 3

PREMISES AND TERM

3.1          Lease of Premises.

(a)          Lease of Premises. Subject to and upon the terms and conditions set forth in this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, together with all rights and appurtenances thereto.

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(b)          Remeasurement of Building. Tenant has the right within six (6) months of delivery of the Premises to Tenant to remeasure the Building. Such remeasurement shall be made from and to the exterior surfaces of exterior walls of the Building, and the exterior surfaces of doors and windows, and shall not include any stairwells, elevator shafts, utility or janitorial closets or storerooms. If such remeasurement indicates square footage different from that set forth in Section 1.4, Building Square Footage shall be adjusted to reflect the corrected square footage, and the Tenant Improvement Allowance, the Annual Rent and the Monthly Rent shall be adjusted to reflect the corrected Building Square Footage as follows: Annual Rent shall be established by multiplying the newly determined Building Square Footage by the per square foot annual rent figure set forth in Section 1.9, Monthly Rent shall be determined by dividing the newly determined Annual Rent by twelve (12), and the Tenant Improvement Allowance shall be established by multiplying the newly determined Building Square Footage by the per square foot tenant improvement allowance figure set forth in Section 1.11.

3.2          Term; Term Commencement. Unless sooner terminated as provided in this Lease, the term of this Lease (the "Term") shall be for that period of years and months set forth in Section 1.7, as the same may be extended in accordance with any option or options to extend the Term granted in this Lease, and shall commence (the "Term Commencement Date") on the earlier to occur of: (a) one hundred eighty (180) days (extended for any Unavoidable Delays) after the later to occur of: (i) the date upon which the City or County with jurisdiction over the Premises approves Tenant's Plans for the Tenant Improvements and issues the necessary permits and licenses for the construction of the Tenant Improvements; or (ii) the date upon which Tenant accepts Landlord's delivery of the Premises with Landlord's Work completed (subject to the Punch List); or (b) the date on which Tenant opens for business to the public in the Premises, provided that Tenant's conduct of Presale Activities shall not be deemed to constitute Tenant's opening for business in the Premises. Notwithstanding the foregoing, the Term Commencement Date shall be no later than three hundred sixty (360) days after the date upon which Landlord delivers the Premises to Tenant with Landlord's Work completed, except that if the City or County with jurisdiction over the Premises takes more than one hundred fifty (150) days after Tenant has submitted its Plans and its application for the permits and licenses necessary for Tenant to construct the Tenant Improvements, such date shall be extended one day for every day beyond one hundred fifty (150) days that it takes the City/County to approve Tenant's Plans and to issue such permits and licenses to Tenant. Once the Term Commencement Date has occurred, Landlord and Tenant shall execute a Term/Rent Commencement Memorandum.

3.3          Options to Extend Term. Tenant shall have four (4) options to extend the Term (the "Options") for additional periods of five (5) years each (the "Extension Terms") on the same terms and conditions as set forth in this Lease.

(a)          Exercise of Option. Provided Tenant is not in default of any of the terms and conditions of this Lease at the time Tenant exercises an Option, Tenant may exercise an Option only by written notice delivered to Landlord not less than one hundred twenty (120) days prior to the expiration of the initial Term of the Lease, or, if Tenant has extended the Term by an Extension Term, not less than one hundred twenty (120) days prior to the expiration of the then existing Term. Subject to the provisions of Section 3.3(b) below, if Tenant fails to deliver notice of its exercise of an Option prior to the established deadline, the Option shall lapse, the Term shall expire at the end of the then existing Term, and there shall be no further right by Tenant to extend the Term. If Tenant properly exercises an Option or Options, "Term" as used in this Lease, shall be deemed to include any Extension Term(s).

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(b)          Notice of Option. Landlord shall provide Tenant with written notice no less than sixty (60) days and no more than one hundred twenty (120) days prior to the expiration of any deadline by which Tenant is permitted to exercise any Option and, anything in this Lease to the contrary notwithstanding, no such deadline shall be deemed to occur prior to the later of: (i) the deadline established pursuant to Section 3.3(a); or (ii) thirty (30) days after such written notice is given to Tenant.

3.4          First Right to Negotiate. Tenant shall have a first right to negotiate to lease the Premises upon expiration of the Term (provided Tenant has exercised all of the options to extend set forth in Section 3.3). At least one hundred eighty (180) days prior to the expiration of the Term, Tenant shall notify Landlord in writing of its interest in continuing to lease the Premises (the "Notice of lnterest"). For a period of thirty (30) days following Landlord's receipt of the Notice of Interest (the "Negotiation Period"), Tenant shall have the right to negotiate with Landlord regarding terms and conditions of a lease for the Premises which may be in the form of a new lease or an extension to this Lease. Landlord shall not, prior to or during the Negotiation Period, enter into any lease for the Premises with any other party. Landlord and Tenant shall negotiate in good faith during the Negotiation Period. If during such Negotiation Period the parties are unable to agree on the terms and conditions of the new lease or extension, then Tenant's right to lease the Premises shall expire as originally scheduled pursuant to this Lease.

3.5          Early Entry. Landlord hereby grants to Tenant, and its employees and Authorized Representatives, an irrevocable license, coupled with an interest, to enter upon the Premises, at Tenant's sole risk and expense, prior to the Term Commencement Date, for Tenant's preparation of the Plans, monitoring the construction of Landlord's Work, construction of the Tenant Improvements and the conduct of Presale Activities. Tenant shall not unreasonably interfere, delay or hinder Landlord, or Landlord's agents, contractors or subcontractors in the construction of Landlord's Work in accordance with the provisions of this Lease. Further, Tenant shall have the right to locate one or more trailers and/or kiosks in the parking area of the Premises, at no cost to Tenant other than the cost of utilities used by Tenant, for the purpose of conducting Presale Activities, provided that the location of such trailers and/or kiosks in the parking area is done in compliance with all Applicable Laws and that Tenant maintains liability insurance as provided in Article 11 below at all times while such trailers and/or kiosks are located on the parking area. Neither early entry by Tenant nor conducting Presale Activities pursuant to this Section 3.5 shall constitute opening for business for purposes of establishment of the Term Commencement Date.

3.6          Presale Space. Intentionally Deleted.

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3.7          Landlord's Work; Delay in Possession. Landlord shall be responsible for the design and construction of Landlord's Work as set forth in the Work Letter and the Landlord Plans (as hereinafter defined). Landlord shall submit plans for the work described in the Work Letter (the "Landlord Plans") to Tenant for review and approval within the later of (i) seventy-five (75) days after Landlord's receipt of all Land Use Approvals, or (ii) ninety (90) days after the Execution Date. The Landlord Plans shall be designed and detailed so that Landlord's Work will comply with Applicable Laws and the requirements of the Work Letter. Within fifteen (15) days after Tenant's receipt of the Landlord Plans, Tenant shall either approve such Landlord Plans (with Tenant's approval not to be unreasonably withheld) or disapprove the Landlord Plans. If Tenant fails to respond in the established timeframe, the Landlord Plans shall be deemed to be approved by Tenant. Any disapproval shall include a detailed explanation of the rejected components of the Landlord Plans. If Tenant disapproves the Landlord Plans, Landlord shall submit a revised version of the Landlord Plans to Tenant for its review in the same manner described above and Landlord and Tenant shall continue such approval procedure until Tenant's approval of the Landlord Plans is obtained. Despite any approval of the Landlord Plans by Tenant, Landlord shall remain solely responsible for the design sufficiency of the Landlord's Work and for ensuring that such Landlord's Work is in compliance with all Applicable Laws and other covenants and restrictions applicable to the Premises. Once the Landlord Plans have been approved by Tenant, Landlord shall submit the Landlord Plans to the appropriate governmental agency(ies) for the necessary permits to construct Landlord's Work. Any nonmaterial change to the Landlord Plans required by a governmental agency shall be deemed approved by Tenant. Landlord shall submit any material changes to the Landlord Plans required by a governmental agency to Tenant for its review in the manner described above, except that the timeframe in such event shall be five (5) days. Once the Landlord Plans are approved by Tenant and Landlord has obtained the necessary construction permits, Landlord shall retain a reputable contractor(s) reasonably acceptable to Tenant to perform the construction of the Landlord's Work. Such construction shall be performed in compliance with the Tenant- approved Landlord Plans, provided that during the construction process Landlord shall be permitted to make nonmaterial changes to the Landlord Plans without Tenant's consent which Landlord, in its reasonable judgment, deems necessary or desirable. Landlord shall submit any proposed material changes to Tenant for its review in the manner described above, except that the timeframe on such event shall be five (5) days. Landlord shall have the Landlord's Work constructed in a professional, workmanlike manner.

Landlord covenants to use its best efforts to deliver the Premises to Tenant with Landlord's Work 'completed by the Anticipated Delivery Date, but in no event prior to September 1, 2006. If, after using its best efforts, Landlord cannot deliver possession of the Premises to Tenant with Landlord's Work completed on or before the Anticipated Delivery Date, Landlord shall continue to use its best efforts to promptly deliver the Premises to Tenant with Landlord's Work completed. Provided, however: (a) if such delivery (with Landlord's Work completed) has not occurred by the Anticipated Delivery Date, then, in addition to all other remedies at law, in equity, or set forth in the Lease, commencing on the Rent Commencement Date, Annual Rent shall be abated at the rate of two (2) days for each day beyond the Anticipated Delivery Date that delivery (with Landlord's Work completed) is delayed; (b) if such delivery (with Landlord's Work completed) has not occurred within thirty (30) days after the Anticipated Delivery Date, in addition to all other remedies at law, in equity, or set forth in the Lease, Tenant may, at Tenant's option, complete Landlord's Work, in which event the cost to Tenant of completing Landlord's Work (plus ten percent (10%) for Tenant's overhead, plus interest at the Applicable Annual Interest Rate from the date costs are incurred by Tenant) shall be immediately paid by Landlord to Tenant, or at Tenant's election shall be deducted from Rent; and (c) if such delivery (with Landlord's Work completed) has not occurred by the Outside Delivery Date, in addition to all other remedies at law, in equity, or set forth in the Lease, Tenant may, at its option, by written notice to Landlord at any time thereafter and prior to delivery of the Premises with Landlord's Work completed, terminate this Lease, in which event the parties shall be discharged from all further obligations accruing hereunder, and Landlord shall promptly reimburse Tenant for the cost of the Plans. Anything in this Lease to the contrary notwithstanding, the dates set forth in this Section 3.7 shall not be extended or excused by Unavoidable Delay (as set forth in Section 19.15), but Landlord and Tenant agree that the provisions of this paragraph shall be subject to the provisions of Article 12 below.

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3.8          Delivery of Premises. Landlord shall deliver the Premises to Tenant with all Landlord's Work designated in the Work Letter completed in a workmanlike manner and in compliance with all Applicable Laws. Landlord shall provide Tenant with a minimum of thirty (30) days' prior written notice of such delivery.

Within ten (10) days after completion of Landlord's Work, Landlord shall deliver to Tenant copies of all building permits, final inspections, governmental certificates, certificates of occupancy and any other documents demonstrating the approval, completion and acceptance of Landlord's Work by all jurisdictions required to approve Landlord's Work. Tenant shall have the right to prepare and submit to Landlord a list of defective and incomplete items of Landlord's Work (the "Punch List"). Tenant's acceptance of delivery of the Premises shall be conditioned upon Landlord's prompt repair and/or completion of the items on the Punch List. In the event Landlord fails to correct and/or complete the items on the Punch List within thirty (30) days after receipt by Landlord of the Punch List, Tenant may, at Tenant's option, either complete the Punch List items and deduct the cost thereof (plus ten percent (I 0%) for Tenant's overhead, plus interest at the Applicable Annual Interest Rate from the date costs are incurred by Tenant) from Rent, which cost is hereby agreed to in advance by the parties to be a reasonable and proper deduction, or require Landlord's specific performance of the same, or seek any other legal remedies available to Tenant. Landlord covenants that the Premises and Landlord's Work to be constructed shall be, at the delivery of the Premises and subject to the Punch List being completed, structurally sound and in good tenantable condition and free of patent and latent defects. A "latent defect" is a design or construction defect or error which is not apparent upon an ordinary and reasonable inspection of the Premises. Landlord further covenants that if any such latent defects appear which resulted from faulty design, workmanship or materials, then Landlord shall cause the same, after receiving written notice thereof from Tenant, to be repaired and corrected with all reasonable speed at Landlord's expense. Tenant shall have the benefit of all warranties accruing to Landlord by reason of construction of the Premises and Landlord's Work and any installation of equipment by Landlord, and Landlord hereby assigns all such warranties to Tenant.

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3.9          Tenant Improvements. Tenant shall be responsible for the design and construction of the Tenant Improvements. Tenant shall submit Plans to Landlord for Landlord's review within seventy five (75) days after the later of (i) the approval of the Landlord Plans by all appropriate governmental agencies and issuance of the appropriate permits to perform Landlord's Work, and (b) the date Landlord acquires title to the Premises. The Plans shall be designed and detailed so that the Tenant Improvements will comply with Applicable Laws. Within ten (10) days after Landlord's receipt of the Plans, Landlord shall either approve such Plans (with Landlord's approval not to be unreasonably withheld) or disapprove the Plans. Any disapproval shall include a detailed explanation of the rejected components of the Plans. If Landlord fails to respond in the established timeframe, the Plans shall be deemed to be approved by Landlord. If Landlord disapproves the Plans, Tenant shall submit a revised version of the Plans to Landlord for its review in the same manner described above. Tenant and Landlord shall continue such approval procedure until Landlord's approval of the Plans is obtained; provided, however, that if the Plans have not been approved (or deemed approved) by Landlord within thirty (30) days following Tenant's initial delivery of the Plans to Landlord, the three hundred sixty (360) day period set forth in Section 3.2 shall be extended by one day for each day beyond such thirty (30) day period that it takes for the Plans to be approved. Once the Plans have been approved (or deemed approved) by Landlord, Tenant shall submit the Plans to the appropriate governmental agency(ies) for the necessary permits to construct the Tenant Improvements. Any nonmaterial change to the Plans required by a governmental agency shall be deemed approved by Landlord. Tenant shall submit any material changes to the Plans required by a governmental agency to Landlord for its review in the manner described above, except that the timeframe in such event shall be five (5) days. Once the Plans are approved (or deemed approved) by Landlord and Tenant has obtained the necessary construction permits, Tenant shall retain a reputable contractor(s), of Tenant's choice, to perform the construction of the Tenant Improvements. Such construction shall be performed in substantial compliance with the Landlord approved Plans, provided that during the construction process Tenant shall be permitted to make nonmaterial changes to the Plans without Landlord's consent which Tenant, in its reasonable judgment, deems necessary or desirable. Tenant shall submit any proposed material changes to Landlord for its review in the manner described above, except that the timeframe on such event shall be five (5) days. Tenant shall have the Tenant Improvements constructed in a professional, workmanlike mariner.

3.10        Contingencies.

(a)          Approvals. Tenant's obligations under this Lease are conditioned upon Landlord, through its reasonable efforts, obtaining within ninety (90) days after the Execution Date all Land Use Approvals. If Landlord is unable to satisfy the foregoing condition within such stated time period, Tenant, in its sole discretion, may elect to terminate this Lease by written notice to Landlord, delivered at any time after the expiration of the 90-day time period and before the satisfaction of the condition. If Tenant elects to terminate this Lease pursuant to this Section 3.l0(a) such termination shall become effective upon Landlord's receipt of Tenant's termination notice. Anything in this Lease to the contrary notwithstanding, the dates set forth in this Section 3.lO(a) shall not be extended or excused by Unavoidable Delay (as set forth in Section 19.15).

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(b)          Condition of Title. Tenant's obligations under this Lease are contingent upon title to the Premises (on and as of the date Landlord obtains title) not being subject to any "material" liens, claims or encumbrances, other than current taxes which are not due and payable and item Nos. 1, 5, 6 and 10 (a-f, h, i and m) on Schedule B of the title commitment attached hereto as Exhibit F, such state of title to be evidenced by the issuance to Tenant by First American Title Insurance Company of an ALTA standard form leasehold policy of title insurance or a binding commitment to issue same to Tenant within fifteen (15) days after the date Landlord obtains title to the Premises. If Tenant is unable to obtain such a policy or binding commitment, Tenant may terminate this Lease by written notice to Landlord within fifteen (15) days after expiration of such initial fifteen (15) day period. If Tenant elects to terminate this Lease pursuant to this Section 3.lO(b), such termination shall be effective upon Landlord's receipt of Tenant's termination notice. For purposes of the Section 3.lO(b) a "material" lien, claim or encumbrance shall mean a lien, claim or encumbrance that could materially, adversely affect or increase the cost of Tenant's right to possession of or intended use and enjoyment of the Premises. In addition to the foregoing, Landlord covenants and agrees to deliver to First American Title Insurance Company such owner's affidavits/ALTA statements necessary to remove the so-called "standard exceptions" from Tenant's title policy. Tenant acknowledges that all costs of the title policy for Tenant, including endorsements, shall be paid by Tenant.

(c)          Non-Disturbance Agreements. Tenant's obligations under this Lease are contingent upon the execution (with signatures acknowledged) and delivery to Tenant of non disturbance agreements, consistent with the non-disturbance agreement described in Article 16, within thirty (30) days after the date Landlord obtains title to the Premises from each then existing ground lessor and Mortgagee. If Landlord fails to deliver such non-disturbance agreements, Tenant may terminate this Lease by written notice to Landlord within fifteen (15) days after expiration of such thirty (30) day period. If Tenant elects to terminate this Lease pursuant to this Section 3.l0(c), such termination shall be effective upon Landlord's receipt of Tenant's termination notice, and Landlord will promptly reimburse Tenant for the reasonable cost of Tenant's Plans.

(d)          Acquisition of the Premises by Landlord. Landlord and Tenant acknowledge that Landlord is acquiring the Premises pursuant to the terms of that certain Contract of Sale dated November 22, 2005, between CFM Investments, L.L.C., an affiliate of Landlord, and Golden Triangle 9 Properties, Ltd. Landlord covenants and agrees to use its reasonable, good faith efforts to obtain fee title to and exclusive possession of the Premises on or before June 15, 2006. If, despite Landlord's good faith efforts to do so, Landlord is unable to obtain fee title to and exclusive possession of the Premises on or prior to August 1, 2006, Landlord and Tenant shall each have the right to terminate this Lease.

If Landlord or Tenant terminate this Lease in accordance with the provisions of this Section 3.10, Landlord shall promptly reimburse Tenant for the cost of the Plans, not to exceed Seventy Thousand Dollars ($70,000.00) (such obligation shall survive the termination of this Lease).

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3.11        Tenant Improvement Allowance. Landlord shall pay to Tenant or at Tenant's written request, directly to architects, engineers, contractors, subcontractors and suppliers designated by Tenant, in cash and in accordance with the provisions of this Section 3.11, the Tenant Improvement Allowance set forth in Section 1.11 (as possibly adjusted pursuant to Section 3.l(b)). The Tenant Improvement Allowance shall be used to pay for costs associated with Tenant's design and construction of the Tenant Improvements and its occupancy of the Premises, which costs may include, but shall not be limited to: (a) all costs charged to Tenant by contractors, subcontractors and suppliers for construction of the Tenant Improvements and installation of Tenant's equipment; (b) fees, assessments and costs associated with securing approvals, permits and licenses; (c) costs of construction insurance (including, without limitation, casualty, liability, theft and worker's compensation insurance); (d) utility hookup fees; (e) premiums for any bonds required by Tenant; and (f) architectural, design and engineering fees related to the Tenant Improvements. In no event shall any portion of the Tenant Improvement Allowance be payable with respect to Tenant's cost of workout equipment, inventory or other personal property or for interest or financing costs. Landlord shall pay the amount of the Tenant Improvement Allowance in monthly progress payments after the Execution Date. Such progress payments shall be made by Landlord not later than thirty (30) days after receipt by Landlord from Tenant of (i) a written request for payment, (ii) copies of invoices evidencing completed work and/or services, (iii) an affidavit from Tenant's general contractor or architect stating that the applicable portion of the Tenant Improvements have been completed (except that with regard to costs, fees and assessments not charged by contractors, subcontractors or suppliers, such affidavit shall come from Tenant), and (iv) an original notarized waiver of lien for construction items reflected in the immediately prior month's draw executed by every subcontractor and material supplier (if one or more waivers of lien have not been obtained from a particular subcontractor or material supplier, Landlord may withhold from the current draw the amount payable to such subcontractor or material supplier until a lien waiver is obtained or the period for filing a lien has expired without a lien having been filed; Landlord may not withhold the remainder of the current draw due to the missing lien waiver). Notwithstanding the foregoing, Landlord shall have no obligation to pay the final ten percent (10%) of the Tenant Improvement Allowance to Tenant until Tenant has received its certificate of occupancy for the Premises and delivered a copy thereof to Landlord (unless Tenant's failure to receive its certificate of occupancy is due to a default by Landlord of its obligations under this Lease) and Tenant has delivered a fully executed and unconditional lien waiver from Tenant's general contractor. Landlord shall have no obligation to make any progress payment while an uncured Event of Default is continuing (provided that payment shall be subsequently made by Landlord once the Event of Default is cured) and the total of all such progress payments will in no event exceed the amount of the Tenant Improvement Allowance. Anything in this Lease to the contrary notwithstanding, in the event Landlord does not make one or more payments of the Tenant Improvement Allowance when required hereunder, and should such failure continue for a period of thirty (30) days, in addition to all other remedies available to Tenant, Tenant shall have the right to offset against Rent until paid in full that portion of the Tenant Improvement Allowance then payable hereunder which has not been paid by Landlord, together with interest on such unpaid amount. Such interest shall accrue at the Applicable Annual Interest Rate on the Tenant Improvement Allowance amount payable but unpaid from time to time. To the extent Tenant Improvements have been paid for by the Tenant Improvement Allowance, such Tenant Improvements shall be deemed at all times to be Landlord's property. Upon Tenant's request, Landlord shall demonstrate, to Tenant's reasonable satisfaction, Landlord's ability to fund the Tenant Improvement Allowance. Landlord's obligations under this Section 3.11 shall survive the termination of this Lease.

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If the cost to construct the Tenant Improvements is less than the Tenant Improvement Allowance, then Tenant will automatically forfeit the remainder of the Tenant Improvement Allowance and Annual Rent will automatically be reduced by an amount equal to the product of the forfeited amount of the Tenant Improvement Allowance multiplied by nine percent (9%). (For example, if Tenant only uses Fifty-Three Dollars ($53.00) per square foot of a Fifty-Five Dollars ($55.00) per square foot of the Tenant Improvement Allowance, such that there is Two Dollars ($2.00) per square foot remaining unused; the Annual Rent will automatically be reduced by $0.18 psf annually ($2.00 x 9%)). If Tenant forfeits the remainder of any unused portion of the Tenant Improvement Allowance so as to have the Annual Rent reduced as stated herein, the parties shall execute an amendment to the Lease stating the actual amount of the Tenant Improvement Allowance received by Tenant and the revised Annual Rent due under the Lease.

3.12        Landlord's Title to the Premises. Landlord warrants, represents and covenants that on the date Landlord delivers possession of the Premises to Tenant, Landlord shall be the holder of good and marketable title in fee simple of the Premises, and that Landlord has the full right, lawful authority and power to enter into this Lease and to perform Landlord's obligations under · this Lease. During the Term of this Lease, Landlord agrees that it will not change the status of title to the Premises (e.g. it will not impose any easements, covenants or restrictions upon the Premises) without the prior written consent of Tenant, which consent shall not be unreasonably withheld.

3.13        Mutual Access Easement. Landlord shall construct, or cause to be constructed, at its sole cost and expense, that street over the "Mutual Access Easement Tract" as and when contemplated by that certain Mutual Access Agreement dated November 1, 2001, and recorded in Volume 15687, Page 57 of the Tarrant County, Texas Deed Records.

3.14        Replat of the Premises. Prior to delivery of the Premises to Tenant, Landlord shall cause the Premises to be replatted as a single lot pursuant to a plat approved by Tenant, including the removal of the utility easement currently running along the southern boundary of the existing Lots 4R-l and 4R-2 and the northern boundary of the existing Lot 4R-3.

ARTICLE 4

RENT AND ADJUSTMENTS

4.1          Monthly Rent. From and after the Rent Commencement Date, Tenant shall pay to Landlord, for each calendar month of the Term, the Monthly Rent (as possibly adjusted pursuant to Section 3.l(b) and Section 3.11). Monthly Rent shall be due and payable to Landlord in lawful money of the United States, in advance, on the first (1st) day of each calendar month of the Term occurring after the Rent Commencement Date at Landlord's address set forth in Section 1.1 or at such other place as Landlord may from time to time designate.

4.2          Intentionally Deleted.

4.3          Intentionally Deleted.

4.4          Additional Rent. From and after the Rent Commencement Date, all Additional Rent shall be due and payable to Landlord in lawful money of the United States, at Landlord's address set forth in Section 1.1 or at such other place as Landlord may from time to time designate, within thirty (30) days of Tenant's receipt of Landlord's invoice or statement for same or, if this Lease provides another time for the payment of certain items of Additional Rent, then at such other time.

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4.5          Rent Commencement Date. The "Rent Commencement Date" shall be the same date as the Term Commencement Date.

4.6          Prorations. If the Rent Commencement Date does not occur on the first (1st) day of a calendar month, or if the expiration or termination of the Term is not the last day of a calendar month, a prorated installment of Rent based on a per diem calculation shall be paid for the fractional calendar month during which the Rent commences or the Term expires or terminates.

4.7          Late Payment Charges. Tenant acknowledges that late payment by Tenant to Landlord of Rent under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult or impracticable to determine. Therefore, if any installment of Monthly Rent or any payment of Additional Rent due from Tenant is not received by Landlord within ten (10) days of Tenant's receipt after the original date due of a written notice of nonpayment, Tenant shall pay to Landlord a one-time additional sum equal to five percent (5%) of the amount overdue as a late charge for each such overdue payment, not to exceed Three Thousand Dollars ($3,000). The parties acknowledge that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant.

ARTICLE 5

USE

5.1          Tenant's Use. Tenant may operate on the Premises a health/physical fitness club, which may include, without limitation, the following: aerobic classes, personal training, weight training, basketball, volleyball, racquetball, swimming, cardiovascular and resistance machines, yoga, pilates, indoor cycling and spa services. Tenant shall also be permitted to operate related activities, including without limitation the following: weight loss advising and related programs, chiropractic services, tanning, therapeutic massage, sports and rehabilitation therapy, babysitting, the sale of juice, sports beverages, yogurt, vitamins, supplements, nutrition bars, sports and workout apparel and spa-related products, and limited food service. Tenant may operate on the Premises 24 hours a day, 7 days a week. Tenant shall procure, maintain and make available for Landlord's inspection throughout the Term, all governmental approvals, licenses and permits required for the proper and lawful conduct of Tenant's permitted use of the Premises. Tenant shall have the right to change or modify its use of the Premises with the consent of Landlord, and such consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right to change the trade name under which the Premises (and/or one or more portions thereof) are operated.

5.2          Compliance With Applicable Laws. Throughout the Term, Tenant, at Tenant's expense, shall comply with Applicable Laws in its use and operation of the Premises, provided, however, that Tenant shall not (and Landlord shall) be required to make any structural or capital modifications, alterations or repairs to the Premises necessary to comply with Applicable Laws. In the event Applicable Laws or any private covenants or restrictions affecting the Premises preclude Tenant's operation of the Premises as a health and fitness center (and its related uses) for more than six (6) months, or if Tenant, in its reasonable business judgment, determines that such preclusion is of a long-term nature (i.e., substantially likely to preclude operation for more than six (6) months), then Tenant shall have the right to terminate this Lease by giving Landlord written notice of Tenant's election to terminate, provided such notice is given before the preclusion is eliminated. Landlord represents and warrants that the uses set forth in Section 5.1 are allowable uses for the Premises, without restriction, 24 hours per day, seven days per week, under Applicable Laws and under any covenants or restrictions affecting the Premises. Landlord further represents and warrants that the size, type and number of parking spaces provided on the Premises as part of Landlord's Work are sufficient to meet or exceed all requirements of Applicable Law and all covenants and restrictions which may affect the Premises.

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5.3          Landlord's Right of Entry. Landlord shall have the right upon notice to Tenant as required in this Section 5.3, to enter the Premises at reasonable times to inspect the Premises and to perform required maintenance, replacement and repairs. Landlord shall provide not less than forty-eight (48) hours notice if Landlord's entry is for the purpose of inspection and not less than one (I) week's notice if Landlord's entry is for purposes of maintenance or repair; no notice shall be required in the event of an emergency. Notice to Tenant pursuant to this Section 5.3 shall be provided to Tenant at the Premises and at the addresses set forth in Section 1.3. The above rights are subject to Tenant's reasonable security regulations, and in exercising its rights set forth herein, Landlord shall endeavor to cause the least possible interference with Tenant's business activities. Landlord shall have the right to use reasonable means to open the doors in an emergency to obtain entry to the Premises and any such reasonable entry to the Premises so obtained by Landlord shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises. During any period where there is material interference with Tenant's use of the Premises due to Landlord's entry onto the Premises, Monthly Rent and Additional Rent shall be equitably abated in proportion to the degree of such interference.

5.4          Tenant's Business Operations. Tenant may establish its business days and hours without Landlord's consent, and may operate up to twenty-four (24) hours per day, seven (7) days per week.

5.5          Continuous Operation. Tenant shall have the right any time during the Term to cease operations at the Premises provided Tenant shall continue to pay Monthly Rent and Additional Rent due under this Lease and to perform all other terms and conditions of this Lease. If at any time while this Lease is in effect (excluding the period consisting of Tenant's initial building and build-out, any period following a Casualty, or any other period when Tenant is precluded from operating due to factors outside of Tenant's control) Tenant ceases operating its business in the Premises for a period of one hundred eighty (180) consecutive days or more, Landlord may, after the expiration of such one hundred eighty (180) day period, at its option, terminate this Lease by giving written notice of such termination to Tenant if the failure to operate continues for thirty (30) days following notice. The termination of this Lease in accordance with this Section 5.5 shall be Landlord's sole remedy in the event Tenant ceases to operate for the time periods set forth in this Section 5.5.

5.6          Quiet Enjoyment. Landlord covenants that Tenant shall have quiet and peaceful possession of the Premises as against any person or entity claiming the same by, through or under Landlord, as long as there has been no Event of Default by Tenant beyond the applicable cure periods as described herein.

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5.7          Exclusivity. Landlord shall not use or permit any other property(ies) owned or operated by Landlord (or any person directly or indirectly having an ownership interest in Landlord, or any entity owning, owned by, or under common ownership with Landlord) which is/are located within a radius of one (1) mile from the Premises to be used as a health and/or physical fitness club; provided, however, Tenant agrees that Landlord shall not be deemed to have violated the provisions of this Section 5.7 if Landlord (or any person directly or indirectly having an ownership interest in Landlord, or any entity owning, owned by, or under common ownership with Landlord) acquires a property within the foregoing one (I) mile radius which has a health and/or physical fitness club operating on such property at the time of acquisition. In the event that any business is opened in violation of this Section 5.7, during any time such business is operating, Tenant shall pay as Monthly Rent an amount equal to fifty percent (50%) of the amount of Monthly Rent otherwise payable under the Lease.

ARTICLE 6

HAZARDOUS MATERIALS AND ASBESTOS

6.1          Definition of Hazardous Materials. For purposes of this Lease, the term "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Premises are located or the United States. Hazardous Materials include, without limitation, the following: (i) any pollutant, oil or hazardous substance, identified or listed pursuant to Sections 307, 311 or 502 of the Federal Water Pollution Control Act (33 U.S.C. §1317, §1321 and§1362); (ii) any element, compound, mixture, solution or substance designated pursuant to Section I 02 of the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 U.S.C. §9602); (iii) any substance or material having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. §6921) or equivalent law or regulation in the state in which the Premises are located; (iv) any petroleum, crude oil, or any fraction of either which is not otherwise specifically listed or designated under items (i)-(iii); (v) any hazardous waste, extremely hazardous waste, hazardous substance or hazardous material, as defined or listed under Applicable Laws; and (vi) any waste, material or building contaminant, including asbestos, lead, and mold, which is listed or meets any identification or toxicity criterion under Applicable Laws.

6.2          Use of Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials to be brought upon, stored, used or disposed on the Premises; provided, however, that Tenant shall have the right to utilize chlorine, bromine and muriatic acid and similar materials in connection with any pool or spa which is operated at the Premises, and to utilize standard cleaning and other materials which are typically used in the operation of health/athletic clubs, provided that Tenant shall comply with all Applicable Laws pertaining to the use, storage and disposal of such materials.

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6.3          Landlord's Warranty. Landlord warrants and represents that (a) as of the date of Landlord's delivery of the Premises to Tenant, the Premises are free of asbestos, lead-based paint, mold, and all other Hazardous Materials and any underground storage tanks, and (b) prior to the date of this Lease, Landlord has delivered to Tenant complete and accurate copies of all environmental reports, findings, studies, assessments, and other documents related to the environmental condition of the Premises in Landlord's possession or of which Landlord has knowledge.

6.4          Indemnifications. Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord from and against any and all liabilities, losses, damages, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including, but not limited to, reasonable attorneys' fees and court costs) arising out of or related to the use, generation, storage, treatment, disposal or transportation of Hazardous Materials brought onto the Premises by Tenant or its employees. Landlord hereby agrees to indemnify, protect, defend and hold harmless Tenant from and against any and all liabilities, losses, damages, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including, but not limited to, reasonable attorneys'. fees and court costs) arising out of or related to: (i) the breach by Landlord of the warranty and representation set forth in Section 6.3 above; (ii) the presence, use, generation, storage, treatment, disposal, transportation, or migration of Hazardous Materials in, onto or about the Premises; or (iii) the presence of any underground storage tanks under or about the Premises, except to the extent such Hazardous Materials are brought onto the Premises by Tenant or its employees. Landlord further agrees that if the removal or abatement of any Hazardous Materials is required by Applicable Law (or where asbestos, lead-based paint or mold is present, if requested by Tenant to be removed), then, except if such Hazardous Materials was brought onto the Premises by Tenant or its employees, Landlord shall at its sole cost and expense remove all such Hazardous Materials from the Premises. Such removal shall be performed so as to minimize any interference with Tenant's operations at, and the access to and visibility of, the Premises. Monthly Rent shall be abated during any such removal to the extent that despite Landlord's best efforts, the removal interferes with Tenant's operations, access or visibility.

Landlord shall coordinate with Tenant the scheduling of such removal work.

ARTICLE 7

PARKING AREA MAINTENANCE; TAXES; UTILITIES

7.1          Repair and Maintenance of Parking Lot, Landscaping and Sidewalks. From and after the Term Commencement Date and during the Term, Tenant shall, at Tenant's sole cost and expense, operate, maintain, repair, clean, protect, landscape and illuminate the parking lot, landscape, and sidewalk areas of the Premises. However, Tenant shall have no obligation to, and Landlord shall, at its sole cost and expense: (i) make any necessary replacements of light poles (but Tenant shall replace bulbs) or resurfacing or replacement (as opposed to patching and/or sealing) of parking areas and replacement of sidewalks; (ii) maintain, repair or replace any items which Landlord is reimbursed by insurance, warranty or otherwise; (iii) maintain, repair or replace any damage caused by the fault of Landlord, (iv) maintain, repair or replace any items which may be Landlord's obligations under Article 9.1 of this Lease, (v) maintain, repair and replace any damage arising from defects in the original construction of Landlord's Work, and (vi)        make any necessary repairs, modifications or improvements to the detention pond located on the Premises. The parking areas of the Premises shall be for the exclusive use of Tenant's customers, employees, invitees, successors, assigns and sublessees.

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7.2          Real Property Taxes. From and after the Term Commencement Date and during the Term, Tenant shall pay Real Property Taxes levied against the Premises. Landlord shall cause the Premises to be assessed as a separate tax parcel prior to the tax year in which the Term Commencement Date falls. The term "Real Property Taxes" refers to any tax, assessment, charge, license, fee, levy, or real property tax (other than gross or net income taxes, gross receipts taxes, franchise taxes, inheritance taxes, estate, successor or gift taxes, transfer taxes, mortgage taxes, rental taxes or any supplemental taxes which accrued or were incurred prior to the Term) now or hereafter imposed with respect to the Premises by any authority having the direct or indirect power to tax, or by any city, county, state, or federal government or any improvement district or other district or division thereof. Any tax or assessment which is for a period of time which is not entirely included in the Term shall be prorated accordingly between Tenant and Landlord. Landlord shall send tax due notices to Tenant upon receipt thereof, and provided Tenant has received such notice at least thirty (30) days prior to the delinquency dates, Tenant shall pay said taxes prior to delinquency dates. With regard to assessments that have the option of either retiring by payment of a lump sum or alternately paying over a period of years, Landlord shall be deemed to have elected to pay such assessment over the maximum number of years allowable, and only the then current year's payment shall be included as an item of Real Property Taxes. Notwithstanding the foregoing, if permitted by the taxing authority in question, Landlord shall cause all Real Property Tax bills pertaining to the Premises to be sent by the taxing authority directly to Tenant, and Tenant shall pay said taxes prior to delinquency dates. Tenant, concurrently with payment thereof, shall furnish reasonable written documentation and a copy of the tax bill in question to Landlord confirming Tenant's payment of the Real Property Taxes. Landlord agrees to pay, prior to delinquency, any Real Property Taxes levied against the Premises and attributable to periods prior to the Term. Notwithstanding the foregoing, in no event shall Tenant be responsible for any increase in taxes or assessments attributable to a change of ownership involving the Premises during the first five (5) years of the Term, and thereafter Tenant shall not be responsible for any increase in taxes or assessments attributable to more than one (1) change of ownership involving the Premises during any five (5) year period during the Term.

7.3          Permitted Contests. Tenant may contest the amount or validity of any Real Property Taxes by appropriate proceedings; provided that Tenant gives Landlord reasonable prior notice of any such contest and keeps Landlord advised as to all proceedings, and provided further that Tenant shall continue to timely pay all Real Property Taxes unless such proceeding shall operate to prevent or stay such payment and the collection of the tax or assessment so contested. Landlord shall, at no out-of-pocket cost to Landlord, join in any proceedings if any Applicable Laws shall so require.

7.4          Personal Property Taxes. Tenant shall pay to the appropriate governmental authority any assessments, license fees and public charges levied, assessed or imposed at any time and which become payable during the Term upon Tenant's Personal Property.

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7.5          Utilities and Services. Tenant shall pay when due all bills for water, sewer rents, sewer charges, heat, gas, electricity and trash removal service used in the Building or on the Premises from the date Tenant takes possession of the Building until the expiration or earlier termination of the Term. Tenant shall contract for such services in its own name, to the extent permitted by the applicable service provider. The source of supply and vendor of each such commodity shall be the local public utility company or municipality commonly serving the area, provided that if more than one utility vendor serves the area Landlord shall cause the vendor selected by Tenant to serve the Premises. Landlord shall furnish to the Building and Premises utility service of the types and capacities set forth in the Work Letter.

ARTICLE 8

ALTERATIONS

8.1          Tenant Alterations. Tenant shall have the right at a11 times to make, at its own expense, such Alterations to the Premises as Tenant may desire; provided, however, such work when completed will not impair the structural integrity or soundness of the Premises and if any of Tenant's proposed work (other than signage and exterior doors) would substantially change the exterior appearance of the Building, then before undertaking such work, Tenant shall obtain Landlord's consent {o such work, which consent Landlord agrees shall not be unreasonably withheld, conditioned or delayed. Landlord hereby constitutes and appoints Tenant as Landlord's true and lawful attorney-in-fact in Landlord's name to apply for and secure from any governmental authority having jurisdiction over the Premises, such permits and licenses as may be necessary in connection with any work which Tenant is authorized to perform under the provisions of this Section 8.1 and Landlord agrees upon request by Tenant to execute or join in the execution of any application for such permits and licenses. Tenant shall also have the right at all times to install, at its own cost, and without Landlord's consent, partitions, draperies, shelves, cabinet work, floor and wall coverings, trade fixtures and equipment (including the relocation of such trade fixtures and equipment), and one or more separate exterior doors to provide ingress to and egress from portions of the Premises used for incidental uses. Before commencing work on any Alteration to be performed by third parties, Tenant shall give Landlord at least five (5) days' written notice of the proposed commencement of such work. Tenant, at Tenant's cost, shall repair any damage to the Premises caused by Tenant or Tenant's contractors during performance of Alterations in or on the Premises. Any provision of this Lease to the contrary notwithstanding, Tenant shall have the right to remove its trade fixtures, furnishings, equipment, signage and inventory from the Premises.

8.2          Communication Devices; Pay Phones. Tenant shall have the right to install satellite dishes and/or other antennae, and/or other facilities for telecommunications ("Communications Equipment") on, and affix Communications Equipment to, the roof of the Building. Notwithstanding the foregoing, Tenant shall limit its installation of Communications Equipment on the Building to Communications Equipment used in the operation of Tenant's business (i.e. Tenant shall not grant third-party users the right to install Communications Equipment on the roof of the Building). In the event Tenant installs Communications Equipment, Tenant shall do so at its sole cost and expense, and Tenant shall obtain, at its sole cost and expense, any and all permits, authorizations and certificates, including, without limitation, zoning variances or changes, as may be required with respect to such Communications Equipment from all governmental agencies (provided that Landlord agrees to reasonably cooperate with Tenant to obtain same if required by applicable governmental agencies). Tenant's right to install Communications Equipment is subject to the following: (i) the installation shall be performed by a licensed contractor who is experienced in the installation of such equipment; (ii) Tenant shall be responsible for all costs of repairs and improvements, including, without limitation, any patching or strengthening of the roof of the Building, which may be necessary on account of, or be necessary for, the installation of the Communications Equipment, and (iii) such installation shall not be done in such a manner so as to violate existing roof warranties. Tenant shall have the exclusive right to install pay phones and communication devices on or at the Premises. Landlord shall not have the right to install Communications Equipment, signage or other devices on the Premises.

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8.3          Mechanics' Liens. Tenant agrees that any mechanic's lien filed against the Premises for work done for, or materials furnished to, Tenant will be discharged by Tenant, by bond or otherwise, within thirty (30) days after Tenant is notified thereof. Landlord shall have the right at all appropriate times to post and keep posted on the Premises notices of nonresponsibility for protection from such liens. If any such Hens are filed and Tenant fails to have such liens released within the required timeframe, Landlord may cause such liens to be released by any reasonable means it shall deem proper, including payment in satisfaction of the claim giving rise to such liens. Tenant shall pay to Landlord promptly, upon notice by Landlord, any reasonable sum paid by Landlord to remove such liens.

ARTICLE 9

MAINTENANCE AND REPAIR

9.1          Landlord's Maintenance and Repair Obligations. Landlord shall maintain and provide repair for the structural integrity of the Building, including but not limited to foundation, structural components of walls, floor slabs (but not repair or replacement for slab and sides of swimming pool or whirl pool facility), and structural components of the roof systems (but not the roof covering). In addition, Landlord shall promptly repair and/or replace all items of a capital nature and any and all defects, patent or latent, in the original construction of Landlord's Work and any damage to the Premises arising therefrom. Costs and expenses incurred by Landlord in effecting its maintenance and repair obligations under this Section 9.1 shall be borne solely by Landlord. Landlord represents that the roof will be watertight and the HVAC system will be in good working order when the Premises are delivered to Tenant.

9.2          Tenant's Maintenance and Repair Obligations. Except as provided in Section 9.1 above, Tenant shall clean, maintain, repair, make necessary improvements and replace interior and exterior exposed surfaces of the Building, including but not limited to floor and wall covering, HVAC system, roof covering, windows and doors, and fire sprinkler systems and keep the Building in good and sanitary condition. Further, Tenant shall maintain and repair utility lines or pipes and conduit, and telephone lines and conduit of the Premises. In no event shall Tenant be required to make repairs or improvements of a capital or structural nature.

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9.3          Citations. Landlord agrees that if any authority cites the Premises or any part thereof as being unsafe, or not in conformity with Applicable Laws, Landlord, at its own cost and expense, will promptly make such changes, alterations or repairs (structural or nonstructural) as may be necessary to comply with such Applicable Laws, or with the requirements of the applicable authority; provided, however, that nothing herein shall impair or defeat Landlord's right to contest or to defend against such citation so long as Tenant's operations and use of the Premises are not impaired thereby. If, during the time such unsafe, nonconforming or noncomplying condition exists or changes, alterations or repairs are being performed to the Premises, the Premises are rendered, in Tenant's reasonable business judgment, unsuitable for occupancy and use by Tenant, Monthly Rent and Additional Rent shall abate. If only a portion of the Premises is rendered unsuitable for such occupancy and use because of such unsafe, nonconforming or noncomplying condition, then the Monthly Rent and Additional Rent shall abate proportionately to Tenant's loss of use of the Premises. In the event the Premises or any part thereof are cited as being unsafe or not in conformity with the Applicable Laws and regulations due to the defective condition or use of supplies, materials, and/or equipment owned or used by Tenant, or due to a defective condition of any part of the Premises Tenant is required to maintain pursuant to this Lease, then, notwithstanding the foregoing, Tenant, at its own cost and expense agrees to make such changes, alterations and repairs in the Premises and equipment or the use of the same as may be necessary to comply with such laws and regulations, or with the requirements of the applicable authority; provided, however, that nothing herein shall impair or defeat Tenant's right to contest or defend against such citation.

9.4          Tenant's Self-Help. If Landlord refuses or fails to repair, replace and maintain the Building or Premises as required by this Lease within thirty (30) days from the date on which Tenant makes a written demand on Landlord to effect such repair, replacement or maintenance, or at any time in the event of an emergency, Tenant may make such repairs or perform such maintenance, repairs or replacement. All sums reasonably disbursed, deposited or incurred by Tenant in connection with such repairs or maintenance or replacement, plus ten percent (10%) for Tenant's overhead plus interest at the Applicable Annual Interest Rate, shall be paid by Landlord to Tenant within fifteen (15) days of demand, or alternatively, Tenant at its election may offset such amounts against Rent.

ARTICLE 10

[INTENTIONALLY DELETED]

ARTICLE 11

INDEMNITY AND INSURANCE

11.1        Indemnification. Tenant hereby agrees to defend, indemnify, protect and hold harmless Landlord and any successors to all or any portion of Landlord's interest in the Premises and their directors, officers, partners and employees, from and against any and all damage, loss, claim, liability and expense incurred by reason of any claim, suit or judgment brought by or on behalf of any person or persons for damage, loss or expense to the extent occasioned by, or attributable to, Tenant's use or occupancy of the Premises, or the negligent acts or omissions of Tenant or its employees, except to the extent any such damage, loss, claim, liability or expense is attributable to the negligence or willful misconduct of Landlord, its agents or employees. Landlord hereby agrees to defend, indemnify, protect and hold harmless Tenant and any successors, assignee or subtenant to all or any portion of Tenant's interest in the Premises and their directors, officers, partners and employees, from and against any and all damages, loss, claim, liability and expense incurred by reason of any claim, suit or judgment brought by or on behalf of any person or persons for damage, loss or expense due to, but not limited to, bodily injury or property damage sustained by such person or persons which arise out of, are occasioned by, or attributable to Landlord's use or occupancy of the Premises, or the negligent acts or omissions of Landlord or its employees, except to the extent any such damage, loss, claim, liability or expense is attributable to the negligence or willful misconduct of Tenant, its agents or employees. Each party to this Lease shall promptly notify the other of any claim asserted against such party with respect to which such party is indemnified against loss by the other party hereunder, and the party giving such notice shall promptly deliver to the other party the original or a true copy of any summons or other process, pleading, or notice issued or served in any suit or other proceeding to assert or enforce any such claim.

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11.2        Property Insurance. Landlord shall obtain and keep in force during the Term a policy or policies of insurance, with commercially reasonable deductible limits, covering loss or damage to the Premises, Landlord's Work and the Tenant Improvements, at least in the amount of the full replacement cost thereof, and in no event less than the total amount required by Mortgagees, against all perils included within the classification of "special form" coverage (as such term is used in the insurance industry) and contractual liability. Such policies shall also name Tenant as an insured with regard to the Tenant Improvements. A stipulated value or agreed amount endorsement deleting any co-insurance provision of such policy or policies shall be procured with the insurance. All insurance required to be carried by Landlord may be carried U11der a blanket policy covering the Premises and other locations, provided that the coverage afforded by reason of the use of such blanket policy shall not be reduced or diminished from the requirements for such insurance set forth in this Section 11.2. Landlord shall also obtain and keep in force during the Term a policy or policies of insurance covering objects owned by Landlord which are normally covered under a "Boiler and Machinery" policy (as such term is used in the insurance industry), with policy limits which are reasonable under prudent industry standards for shopping centers in the region in which the Premises is located. Landlord's reasonable cost in obtaining and maintaining the insurance required by this Section 11.2 shall be reimbursed by Tenant to Landlord as provided in Section 11.7 below.

11.3        Liability Insurance. Tenant shall maintain in full force and effect at all times from and after the date Tenant accepts possession of the Building and thereafter during the Term, at its sole cost and expense, for the protection of Tenant (with Landlord named as an additional insured), commercial general liability insurance with a minimum combined single limit of Three Million Dollars ($3,000,000) (such coverage to be afforded utilizing one or more commercial general liability and/or umbrella liability policies). Tenant shall be permitted to carry the insurance required in this Lease under a blanket policy which also covers other locations of Tenant, provided that the coverage afforded by reason of the use of such blanket policy shall not be reduced or diminished from the amount set forth in this Section 11.3. Such policy(ies) shall contain a contractual liability provision or endorsement with respect to Tenant's obligations under Section 11.1. Similarly, Landlord shall maintain in full force and effect at all times from and after the date Tenant accepts possession of the Building and thereafter during the Term, at its sole cost and expense, for the protection of Landlord (with Tenant named as an additional insured), commercial general liability insurance with a minimum combined single limit of Three Million Dollars ($3,000,000) (such coverage to be afforded utilizing one or more commercial general liability and/or umbrella liability policies). Landlord shall be permitted to carry the insurance required in this Lease under a blanket policy which also covers other locations of Landlord, provided that the coverage afforded by reason of the use of such blanket policy shall not be reduced or diminished from the amount set forth in this Section 11.3. Such policy shall contain a contractual liability provision or endorsement with respect to Landlord's obligations under Section 11.1.

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11.4        Other Coverages. Tenant shall maintain in full force and effect at all times during the Term, at its sole cost and expense, statutory worker's compensation insurance to comply with the applicable laws of the state of Texas and Employer's Liability Insurance with limits of not less than $500,000 each accident, $500,000 per employee per disease, $500,000 policy aggregate. Tenant shall also maintain in full force and effect during the Term business interruption insurance in an amount equal to the amount of Rent for a period of twelve (12) months commencing on the date of loss, provided such insurance is available at no additional cost to Tenant, or if at an additional cost, Landlord shall pay such cost.

11.5        Policy Requirements. Any policy of insurance required of Landlord or Tenant: (i) shall be issued by financially responsible insurance companies licensed and authorized to do business in the state in which the Premises are located; (ii) shall provide that such policies shall not be subject to cancellation except after at least thirty (30) days (ten (10) days in the event of cancellation due to nonpayment of premium) prior written notice to both Landlord and Tenant; (iii) shall be primary, and any insurance carried by the other party shall be noncontributing; and (iv) shall, in the case of liability insurance, include a cross-liability endorsement. Each party, upon the written request of the other party, shall provide that other party with reasonable evidence of the existence of the insurance coverages required by this Lease.

11.6        Waivers of Subrogation. Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss and damage occasioned to such waiving party to the extent that such loss or damage is insured or is required to be i:o.sured against under any insurance policies required by this Article 11. Tenant and Landlord shall, upon obtaining policies of insurance required in this Lease or otherwise covering the Premises, give notice to the insurance carriers that the foregoing waiver of subrogation is contained in this Lease. Each party shall cause each insurance policy(ies) required of it pursuant to this Lease or otherwise carried by such party to provide that the insurance company acquiesces to the waiver of claims (i.e., waiver of subrogation) under this Section 11.6 and each party shall provide the other with written evidence of an endorsement of such waiver of subrogation by the insurer.

11.7        Reimbursement of Landlord's Cost of Property Insurance. From and after the Rent Commencement Date and during the Term, Tenant shall pay to Landlord the cost of insurance premiums incurred by Landlord in obtaining and maintaining the property insurance required to be carried by Landlord pursuant to the provisions of Section 11.2 above ("Landlord's Insurance Costs") to the extent such Landlord's Insurance Costs accrue during the Term of this Lease. Landlord shall use reasonable efforts to obtain competitive prices for such insurance. Periodically, Landlord shall submit to Tenant an invoice, together with any supporting data reasonably requested by Tenant, showing Landlord's Insurance Costs that are owing; Tenant shall pay to Landlord such Landlord's Insurance Costs within thirty (30) days after receipt of the invoice from Landlord, but in no event sooner than fifteen (15) days before such payment would be delinquent.

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ARTICLE 12

DAMAGE OR DESTRUCTION

12.1        Landlord's Obligation to Rebuild. If the Building and/or the Premises are damaged or destroyed by a Casualty, Landlord, after receipt of the insurance proceeds, shall promptly commence (or cause the commencement of) the process of obtaining necessary permits and approvals for the repair of the Building (including Landlord's Work as well as the Tenant Improvements) and/or Premises, and shall commence (or cause the commencement of) such repair and diligently prosecute the same to completion as soon thereafter as is practicable at Landlord's expense, unless Landlord has the right to terminate this Lease as provided in Section 12.2 and Landlord elects to so terminate.

12.2        Landlord's Right to Terminate. Landlord shall have the right to terminate this Lease following a Casualty if more than twenty five percent (25%) of the Building is damaged by a Casualty which is not a risk normally covered by the insurance Landlord is required to carry pursuant to Section 11.2. If Landlord elects to terminate this Lease following a Casualty pursuant to this Section 12.2, Landlord shall give Tenant written notice of its election to terminate within thirty (30) days after Landlord has knowledge of such Casualty, and this Lease shall terminate thirty (30) days after the date of such notice. However, Tenant shall have the right to fund the uninsured portion of any such Casualty. Tenant may exercise such right by providing Landlord with written notice within thirty (30) days from the date of receipt of Landlord's notice of termination. If Tenant does not elect to fund the uninsured portion of the Casualty, this Lease shall terminate thirty (30) days after the date of Landlord's notice of termination. If Landlord does not elect to so terminate this Lease or if Tenant provides Landlord with notice of its intent to fund the uninsured portion, this Lease will continue in full force and effect, and Landlord shall promptly commence the process of obtaining necessary permits and approvals for the repair of the Building and/or Premises, and shall commence such repair and diligently prosecute the same to completion as soon thereafter as is practicable at Landlord's expense. Tenant shall fully cooperate with Landlord in removing Tenant's Personal Property from the Premises to facilitate the making of such repairs.

12.3        Landlord's Repair Obligations. Landlord's obligation, should it elect or be obligated to repair the Building and/or Premises following a Casualty shall include the basic building components, Landlord's Work and the Tenant Improvements and restoration of the parking area, and Tenant shall, at its expense, be responsible for repair and replacement of Tenant's Personal Property and Alterations (above and beyond the Tenant Improvements) installed by Tenant and existing at the time of such Casualty.

12.4        Abatement of Rent. During any period when there is interference with Tenant's use of the Premises by reason of a Casualty or repair of a Casualty or reconstruction of the Premises, Monthly Rent and Additional Rent shall be equitably abated in proportion to the degree of such interference. Such abatement shall commence upon the date of such Casualty and shall end upon the date which is thirty (30) days after the completion of the-repair of the Premises which Landlord undertakes or is obligated to undertake hereunder.

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12.5        Tenant's Right to Terminate. If following any damage to the Premises that Landlord is obligated to or elects to repair, Landlord either has not: (i) commenced the repair work within six (6) months, or (ii) completed the repair work within twelve (12) months after the date of damage, Tenant may terminate this Lease by written notice to Landlord at any time after such six-month or twelve-month period, as the case may be, and before Landlord materially commences or completes such repair work, as the case may be. Furthermore, if either a Casualty or the resultant repairs and reconstruction are of such a nature that Tenant, in its reasonable business judgment, determines that it is economically impractical to operate the Premises and such condition continues for more than ninety (90) days, Tenant shall have the right to terminate this Lease upon written notice to Landlord at any time after such ninety (90) day period and prior to the remediation of such condition. In the event a Casualty occurs during the last two (2) years of the Term, Tenant may terminate this Lease upon written notice to Landlord within ninety (90) days after the date of Casualty. If Tenant elects to terminate this Lease pursuant to this Section 12.5, this Lease shall terminate thirty (30) days after Landlord's receipt of such termination notice.

ARTICLE 13

EMINENT DOMAIN

13.1        Taking Resulting in Termination. If title to all of the Building is taken or so much of the Building is taken for any public or quasi-public use under any statute or by right of eminent domain (or is transferred in lieu thereof) so that reconstruction of the Building will not result in the Building being suitable for Tenant's continued occupancy for the uses and purposes permitted by this Lease, as determined by Tenant in its reasonable business judgment, this Lease shall terminate as of the date possession of the Building or such part of the Building is so taken.

13.2        Taking Not Resulting in Termination. If any part of the Building is taken for any public or quasi-public use under any statute or by right of eminent domain (or is transferred in lieu thereof) and the remaining part is reasonably suitable for Tenant's continued occupancy for the uses permitted by this Lease, as determined in Tenant's reasonable business judgment, this Lease shall, as to the part so taken, be modified as of the date that possession of such part of the Building is taken and the Monthly Rent and Additional Rent shall be reduced in the same proportion that the floor area of the portion of the Building so taken bears to the original floor area of the Building immediately prior to such taking. Landlord shall, at its own cost and expense, promptly make all necessary repairs or alterations to the Building (including the Landlord's Work and the Tenant Improvements) so as to restore the remainder of the Building to substantially t e same condition as existed prior to such taking. Monthly Rent and Additional Rent due and payable hereunder shall be temporarily abated during any such restoration period in proportion to the degree to which there is interference with Tenant's use of Building. Each party hereby waives any present or future law allowing either party to petition the court to terminate this Lease in the event of a partial taking of the Building.

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13.3        Parking Area Taking. If a portion of the parking areas of the Premises or any points of access to the Premises is taken for any public or quasi-public use under any statute or by right of eminent domain (or is transferred in lieu thereof) and the reduction of or reconfiguration of the parking areas or loss of points of access has a material impact upon Tenant's operation of the Premises, as determined in Tenant's reasonable business judgment, then Tenant shall have the right to terminate this Lease by providing Landlord with written notice of such election within thirty (30) days of such taking. If Tenant elects to terminate this Lease pursuant to this Section 13.3, this Lease shall terminate thirty (30) days after Landlord's receipt of Tenant's termination notice.

13.4        Temporary Taking. No temporary taking of the Premises (which for purposes of this Section 13.4 shall mean a taking of all or any part of the Premises for ninety (90) days or less) shall terminate this Lease, or give Tenant any right to any abatement of Rent; any award made to Tenant or Landlord by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section 13.4.

13.5        Business Closure. If a taking of either the Premises (or any portion thereof) or points of access to the Premises is of such a nature that it creates a condition that causes Tenant, in its reasonable business judgment, to determine that it is economically impractical to operate the Premises, and such conditions continue for more than ninety (90) days, Tenant shall have the right to terminate this Lease upon written notice to Landlord at any time after such ninety (90) day period and prior to the remediation of such condition. If Tenant elects to terminate the Lease pursuant to this Section 13.5, this Lease shall terminate thirty (30) days after Landlord's receipt of such termination notice.

13.6        Taking Awards. Landlord and Tenant shall each be entitled to receive and retain such separate awards and/or portions of lump sum awards as may be allocated to their respective interests in any condemnation proceedings. In the event the condemning authority awards one lump sum to Landlord for any taking, Tenant shall be entitled to a reasonable and equitable portion of such sum for Tenant's loss of leasehold, the value of improvements paid for by Tenant, and removal and relocation of its personal property; Landlord hereby assigns such portion of such sum to Tenant. The termination of this Lease shall not affect the rights of the respective parties to such awards; provided, however, if in the sole judgment of the Tenant it is necessary for the Term to continue notwithstanding any taking or condemnation in order to ensure that Tenant has an enforceable interest in the Premises under the applicable laws of eminent domain, then notwithstanding anything contained herein to the contrary, the Term shall continue at Tenant's sole option but all of Tenant's maintenance, Monthly Rent, Additional Rent, insurance and Tenant's other obligations under this Lease shall abate as of the date of such taking or condemnation.

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ARTICLE 14

ASSIGNMENT, SUBLETTING AND CONCESSIONAIRES

14.1        Assignment and Subletting. Tenant, with Landlord's consent (such consent not to be unreasonably withheld, conditioned or delayed), may assign or sublet its interest in this Lease or the Premises. Tenant shall also have the right, without Landlord's consent, to enter into an assignment or sublease with: (i) a parent corporation or entity; (ii) any subsidiary corporation or entity of Tenant or Tenant's parent corporation or entity; or (iii) an affiliated entity in which Tenant, or its subsidiaries or parent corporation or entity holds a majority of the outstanding shares or ownership interest; or (iv) any person or entity which holds or acquires Tenant's similar clubs in the region of the Premises.

14.2        Concessionaires. Tenant shall have the right, without Landlord's consent, to sublet a portion of the Premises and/or allow the use of a portion of the Premises by concessionaires, provided that: (i) the subtenant or concessionaire uses the Premises to operate an incidental activity (e.g., physical therapy, sports rehabilitation and/or food operations); and (ii) the total area of the Premises devoted to all concessionaires and subtenants does not exceed twenty-five percent (25%) of the Building Square Footage. Each such subtenant and/or concessionaire shall be subject to the provisions of this Lease.

14.3        Landlord's Consent. If Tenant requests Landlord's consent to an assignment or subletting and Landlord fails to respond within fifteen (15) days of such request, Landlord will be deemed to have consented to the proposed assignment or subletting. In the event Landlord consents to any assignment or subletting, such consent shall not constitute a waiver of any of the restrictions of this Article 14 and the same shall apply to each successive assignment of this Lease or subletting of the Premises (or portion of the Premises), if any. In no event shall Landlord's consent to an assignment or subletting affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee(s)), or relieve Tenant of any of its obligations hereunder without an express written release being given by Landlord; provided, however, that Tenant will be relieved of all obligations following the expiration of the then-existing Term (including any Extension Terms provided for in this Lease). Any such assignment or subletting agreement shall be duly executed and a fully executed copy thereof shall be delivered by Tenant to Landlord.

14.4        Notice and Opportunity to Cure. In the event that Tenant has assigned its interest in this Lease pursuant to this Article 14, thereafter contemporaneously with Landlord's delivery of a notice of default to any assignee, Landlord shall provide Tenant with a copy of such notice and Landlord shall provide Tenant with a reasonable period of time after expiration of the assignee' cure period within which to cure such default.

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14.5        Transfer of the Premises by Landlord. If Landlord's interest in or under this Lease shall be assigned, in whole or in part, to a third party or if any third party other than Landlord shall ever be entitled to collect any sum payable by Tenant under this Lease, then in any such event written notice thereof shall be given immediately by Landlord to Tenant. In the event Landlord shall have given Tenant notice that a third party is entitled to receive payment of any sum and if Tenant thereafter pays such sum to the third party named in such notice, such payment to the third party named in the notice shall fully discharge Tenant of any further obligation for any such sum. In addition, if any Mortgagee requests Tenant to pay such Mortgagee any sum accrued or to accrue hereunder, Tenant shall be entitled to pay such Mortgagee such sums until otherwise directed in writing by such Mortgagee or by a court of competent jurisdiction. Furthermore, in the event that there is any dispute as to who shall be entitled to receive any sum payable hereunder, Tenant shall, at its option, have the additional right to pay such sum into a court of appropriate jurisdiction and venue, in connection with a bill of interpleader or similar proceedings filed by Tenant, naming Landlord and such other claimant as parties. The making of any such payment to any Mortgagee or in connection with the filing of such proceeding shall discharge Tenant from any further obligation for payment of the installment of Rent so paid or deposited. If during the Term hereof Landlord's interest in this Lease shall be acquired by more than one person, firm, corporation, or other entity, whether by conveyance, operation of law or otherwise, then Landlord shall by notice to Tenant signed by all of the then landlords hereunder appoint one such landlord to whom Monthly Rent and Additional Rent payable hereunder may be paid by Tenant and upon whom all notices which Tenant may give hereunder may be served; provided further, that until such appointment shall be made, Tenant shall be authorized from time to time to select any one of such landlords and to pay all Monthly Rent and Additional Rent coming due hereunder to, and serve all notices upon, the landlord so selected until such time as such appointment shall have been made. The service of any notice upon, and the payment of any Monthly Rent and Additional Rent payable hereunder to the appointed or selected landlord as herein provided shall constitute service of notice upon, and payment of any such sums to, Landlord.

ARTICLE 15

DEFAULTS AND REMEDIES

15.1        Tenant's Default. At the option of Landlord, a default under this Lease by Tenant shall exist if any of the following events shall occur (each, an "Event of Default"):

(a)          Tenant fails to pay the Monthly Rent, or Additional Rent, within ten (I 0) days of a written notice of nonpayment from Landlord.

(b)          Tenant fails to observe, keep, perform or cure, within thirty (30) days after written notice by Landlord, any of the other terms, covenants, agreements or conditions contained in this Lease which Tenant is obligated to observe or perform. In the event such default reasonably could not be cured or corrected within such thirty (30) day period, then Tenant shall not be in default of this Lease if Tenant commences the cure or correction of such default within such initial thirty (30) day period and diligently prosecutes the same to completion.

(c)          The making of a general assignment by Tenant for the benefit of creditors, the filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant's creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within sixty (60) days of such filing, the appointment of a receiver or other custodian to take possession of substantially all of Tenant's assets or this leasehold, Tenant's insolvency or failure generally to pay Tenant's debts when due, any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant's assets, Tenant taking any action toward the dissolution or winding up of Tenant's affairs, the cessation or suspension of Tenant's use of the Premises pursuant to any insolvency contemplated by this paragraph, or the attachment, execution or other judicial seizure of substantially all of Tenant's assets or this leasehold.

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Notices given under this Section 15.1 shall specify the alleged default by Tenant and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time.

15.2        Landlord's Remedies. Upon the occurrence of an Event of Default, then Landlord may, at its option, cumulatively or in the alternative, exercise the following remedies:

(a)          Landlord may terminate Tenant's right to possession of the Premises, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Prior to termination of this Lease as a result of an Event of Default and expiration of the applicable cure period, Landlord shall provide Tenant with a final notice of default and Tenant shall have an additional ten (I 0) days from its receipt of such notice to cure the outstanding Event of Default. No act by Landlord other than giving written notice to Tenant of Landlord's election to terminate Tenant's right to possession shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession. Termination shall terminate Tenant's right to possession of the Premises but shall not relieve Landlord or Tenant of any obligation under this Lease which has accrued prior to the date of such termination. Upon such termination, Landlord shall have the right to re-enter the Premises, and remove all persons and property, and Landlord shall also be entitled to recover from Tenant:

(i)          The worth at the time of award of the unpaid Monthly Rent and Additional Rent which had been earned at the time of termination;

(ii)         The worth at the time of award of the amount by which the unpaid Monthly Rent and Additional Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which Landlord could have reasonably avoid; and

(iii)        Any other reasonable amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant's default, excluding, however, any Rent attributable to the balance of the Term remaining after the time of award.

As used in Subsection (i) and (ii) above, the "worth at the time of award" shall be computed by allowing interest at the Applicable Annual Interest Rate.

(b)          Landlord may elect not to terminate Tenant's right to possession of the Premises, in which event this Lease will continue in full force and effect as long as Landlord does not terminate Tenant's right to possession, and Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect Monthly Rent and Additional Rent as it becomes due. In the event Tenant has entered into a sublease which is valid under the terms of this Lease, Landlord may also, at its option, cause Tenant to assign to Landlord the interest of Tenant under said sublease, including, but not limited to, Tenant's right to the payment of rent as it becomes due.

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Any provision of this Lease to the contrary notwithstanding: (i) Landlord shall in no event be entitled to accelerate Rent; (ii) Landlord hereby waives any right to accelerate Rent Landlord may otherwise have at law or in equity; (iii) Landlord shall not exercise any remedies otherwise available to Landlord under this Lease and/or at law or in equity without having given the notices and allowed the cure periods set forth in Section 15.1; (iv) Landlord shall not be entitled to exercise any self-help remedies it may have at law or in equity; and (v) Landlord shall not be entitled to recover from Tenant the costs of altering or renovating the Premises or installing new tenant improvements. Landlord shall use reasonable efforts to mitigate damages resulting from any default of Tenant, and in no event shall Landlord be entitled to double recovery of damages.

15.3        Right of Redemption. Intentionally Deleted.

15.4        Lien Waiver. Landlord hereby waives any lien or security interest in Tenant's inventory, equipment, trade fixtures, furnishings, accounts and any other property of Tenant at the Premises that Landlord might otherwise have at law or in equity.

15.5        Landlord's Default. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it under this Lease unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord (and the Mortgagees who have provided Tenant with notice) specifying the nature of such default; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. The foregoing grace periods to the contrary notwithstanding, Landlord shall act immediately to cure any default on its part that results in an emergency constituting a threat of imminent damage to persons or property.

15.6        Tenant's Remedies. If Landlord, after expiration of any applicable cure period, is in default of any of its obligations under this Lease, Tenant, at its option, may: (i) declare the Term ended and vacate the Premises and be relieved from all further obligations under this Lease; (ii) pay any sum necessary to perform any obligation of Landlord hereunder and deduct the cost thereof (plus ten percent (10%) for Tenant's overhead), together with interest thereon at an annual rate often percent (10%), from Monthly Rent and Additional Rent due and to become due; (iii) deduct from Monthly Rent and Additional Rent due and to become due any amount Landlord owes Tenant which is due and unpaid, together with interest thereon at an annual rate of ten percent (I 0%); and/or (iv) sue for injunctive relief, specific performance, and/or damages as the case may be. Tenant's remedies as provided for in this Section 15.6 shall be in addition to all remedies available to Tenant in law and in equity and Tenant's remedies shall be cumulative rather than exclusive.

15.7        Mortgages. Landlord shall make all payments required to be made under the terms of any agreement which is secured by Landlord's interest in the Premises in a timely manner. Landlord warrants and represents that as of the date of this Lease, Landlord is not in default under any mortgage, deed of trust, ground lease or other security instrument which is secured by Landlord's interest in the Premises. Landlord further represents and warrants that Union Bank & Trust Company, a Nebraska banking corporation, is the only existing Mortgagee of the Premises as of the date Landlord acquires title to the Premises.

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ARTICLE 16

SUBORDINATION; ESTOPPEL CERTIFICATE

16.1        Subordination, Attornment and Non-Disturbance. Tenant covenants and agrees, that upon request by Landlord, Tenant will execute and deliver a subordination, non-disturbance and attornment agreement ("SNDA Agreement"), in a form substantially similar to Exhibit G (or such other form as is reasonably acceptable to Tenant and Landlord's lender), evidencing the subordination of this Lease with respect to any ground leases or underlying leases (which may now exist or hereafter be executed affecting the Premises) and the lien of any mortgage, deed of trust, or other security device (which may now exist or hereafter be executed, in any amount for which the Premises, ground lease(s) or underlying lease(s), or Landlord's interest or estate in any of said items is specified as security). Landlord or any such Mortgagee or ground lessor shall have the right, at its election, to subordinate or cause to be subordinated any such mortgage, deed of trust, other security device, ground lease or underlying lease to this Lease. No subordination shall permit interference with Tenant's rights hereunder, and any ground lessor or Mortgagee shall formally recognize in writing Tenant and its permitted successors and assigns as the tenant of the Premises and shall not disturb Tenant's right to quiet possession of the Premises during the Tenn. If Landlord's interest in the Premises is acquired by any ground lessor or Mortgagee, or in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage, deed of trust or other security device made by Landlord covering the Premises or any part thereof, or in the event a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination and upon the request of such successor in interest to Landlord, attorn to and become the tenant of the successor in interest to Landlord and recognize such successor in interest as the Landlord under this Lease, provided that such successor in interest agrees to formally recognize in writing Tenant and its permitted successors and assigns as the tenant of the Premises and shall not disturb Tenant's right to quiet possession of the Premises during the Tenn.

16.2        Estoppel Certificates. Tenant shall, within fifteen (15) business days following written request by Landlord, execute and deliver to Landlord a tenant estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect or, if this Lease has been modified, attaching a copy of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any; (ii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of the Landlord or stating the nature of any uncured defaults; (iii) certifying the current Monthly Rent amount; and (iv) certifying to such other information as Landlord, Mortgagees and prospective purchasers may reasonably request. Similarly, Landlord shall, within fifteen (15) business days following written request by Tenant, execute and deliver to Tenant a landlord estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect or, if this Lease has been modified, attaching a copy of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any; (ii) acknowledging that there are not, to Landlord's knowledge, any uncured defaults on the part of Tenant or stating the nature of any uncured defaults; (iii) certifying the current Monthly Rent amount; and (iv) certifying to such other information as may be reasonably requested.

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ARTICLE 17

SIGNS, GRAPHICS AND ADVERTISING

17.1        Tenant's Signage. Tenant shall have the right to install and maintain signs and graphics in, on and about the Premises, provided that all such signage shall be in compliance with Applicable Laws. The cost of all signs and graphics, including the installation, maintenance and removal thereof, shall be at Tenant's sole cost and expense. If Tenant fails to maintain its signs, or if Tenant fails to remove same upon termination of this Lease and repair any damage caused by such removal (including, but not limited to, repainting the affected area, if required by Landlord), Landlord may do so at Tenant's expense. All sums reasonably disbursed, deposited or incurred by Landlord in connection with such removal and repair, shall be due and payable by Tenant to Landlord within thirty (30) days after demand by Landlord. Any signage used by Tenant at the Premises shall be prepared in a professional manner. Landlord will cooperate with Tenant with respect to Tenant's sign application to applicable government entities to maximize the number and size of signs allowed on the Building. Landlord shall not install any signs, graphics, antennae, satellite dish or other equipment on the Building or the Premises during the Term of this Lease.

17.2        Special Promotions. To the extent allowed by Applicable Laws, Tenant shall have the right to advertise its business at the Premises by utilizing banners and promotional items during its pre-opening and grand opening and from time to time during the Term.

ARTICLE 18

SURRENDER; HOLDING OVER

18.1        Surrender of the Premises. Subject to the provisions of Article 12, Article 13 and Section 9.1, upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good condition, except for normal wear and tear, Casualties and acts of God-and any items which Landlord is obligated to repair, maintain or replace. Tenant shall remove from the Premises all of Tenant's Personal Property, and shall repair any damage and perform any restoration work necessitated by such removal.

18.2        Holding Over. If Tenant continues to occupy the Premises following the expiration or termination of this Lease and Landlord elects to accept Rent thereafter, then such holding over shall constitute renewal of the Lease on a month to month basis, at the Monthly Rent which was in effect on the date of such expiration or termination, and otherwise on the terms of this Lease. Such monthly tenancy shall be terminable by either party upon one month's notice. If Tenant continues to occupy the Premises following the expiration or termination of this Lease without Landlord's consent, Tenant shall be obligated to pay Landlord Monthly Rent (for each month or portion thereof that Tenant holds over) in an amount equal to 150% of the Monthly Rent in effect on the date of such expiration or termination of the Lease.

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18.3        Outstanding Credits. If, upon Tenant's surrender of the Premises to Landlord, Tenant shall have a surplus of unused credits and offsets against Monthly Rent and/or Additional Rent, Landlord shall pay the sum of such unused credits and offsets to Tenant within fifteen (15) days of Tenant's written request for reimbursement.

ARTICLE 19

MISCELLANEOUS PROVISIONS

19.1        Guaranty of Lease. In order to induce Landlord to execute this Lease, Tenant covenants and agrees to cause 24 Hour Fitness United States, Inc., a Delaware corporation ("Guarantor"), an affiliate of Tenant, to execute and deliver to Landlord a guaranty (the "Guaranty") of Tenant's obligations hereunder, substantially in the form which is attached hereto as Exhibit H. Landlord agrees that concurrently with the delivery of any notice of default under this Lease to Tenant, -Landlord shall deliver a copy of such notice of default to Guarantor.

19.2        Broker. Landlord and Tenant each warrant and represent to the other that neither has had any dealings with any real estate broker, agent or finder in connection with the negotiation of this Lease or the introduction of the parties to this transaction, except for the Broker (whose commission shall be paid by Landlord pursuant to a separate agreement between Landlord and Broker), and that it knows of no other real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this Lease. In the event of any such additional claims for brokers' or finders' fees with respect to this Lease, Tenant shall indemnify, hold harmless, protect and defend Landlord from and against such claims if they shall be based upon any statement or representation or agreement by Tenant, and Landlord shall indemnify, hold harmless, protect and defend Tenant if such claims shall be based upon any statement, representation or agreement made by Landlord.

19.3        Notice. Any notice required or desired to be given under this Lease shall be in writing and shall be addressed to the address of the party to be served. The addresses of Landlord, Tenant and Guarantor are as set forth in Section 1.1 and Section 1.3, respectively. Each notice shall be deemed effective and given: (i) upon receipt, if personally delivered (which shall include delivery by courier, expedited or overnight delivery service); (ii) upon being telephonically confirmed as transmitted, if sent by telegram, telex or telecopy; (iii) two (2) business days after deposit in the United States mail in the County, certified and postage prepaid, properly addressed to the party to be served; or (iv) upon receipt if sent in any other way. Either party to this Lease and Guarantor may from time to time, by written notice to the other in accordance with this Section 19.3, designate a different address than that set forth above for the purposes of notice. No notice of default under this Lease given by Landlord to Tenant shall be effective unless a copy of such notice is simultaneously given to Guarantor.

19.4        Memorandum of Lease, Owner's Affidavit and Other Documents. At Tenant's request, Landlord shall execute, acknowledge and deliver to Tenant: (i) a Memorandum of Lease in a form reasonably acceptable to Landlord and Tenant, which Tenant, at its option, may record in the official records of the County; (ii) an owner's affidavit in a form reasonably acceptable to Tenant's title company; and (iii) any other related documents reasonably required by Tenant's title company in order to issue Tenant's leasehold policy in form and content reasonably acceptable to Tenant.

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19.5        Attorneys' Fees. In the event that any action sha11 be instituted by either of the parties to this Lease (or their successors) to interpret any provision of this Lease, or for the enforcement of any of their rights in and under this Lease, if either party is involuntarily joined in an action or proceeding involving the other party, or if either party appeals a prior determination, the party in whose favor judgment shall be rendered in such action/appeal shall be entitled to recover from the other party all costs reasonably incurred by the prevailing ,party in such action/appeal, including actual costs and attorneys' fees.

Attorneys' fees incurred by either party to this Lease in enforcing any judgment on any action brought to resolve any controversy arising under this Lease, to enforce any of its terms or for the breach of this Lease, shall be recoverable by the prevailing party. Such right to recover post-judgment attorneys' fees shall be separate and distinct from the right to recover attorneys' fees pursuant to the immediately preceding subparagraph. The provisions of this subparagraph shall be severable from all other provisions of this Lease, shall survive any judgment and shall not be deemed merged into any judgment.

19.6        Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

19.7        Counterparts; Facsimile Signatures. This Lease may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument. A signed copy of this Lease transmitted via facsimile to the other party hereto shall be binding upon the signatory thereto.

19.8        Time of the Essence. Time is of the essence for the performance of each term, condition and covenant of this Lease.

19.9        Severability; Construction. If any of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, and this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained in this Lease. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

19.10      Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

19.11      Gender; Singular, Plural. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership, corporation or joint venture, the singular includes the plural and the plural includes the singular.

19.12      Nonagency. It is not the intention of Landlord or Tenant to create by this Lease a relationship of master-servant or principal-agent, and under no circumstance shall either party be considered the agent of the other, it being the sole purpose and intent of the parties to this Lease to create a relationship of landlord and tenant.

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19.13      Successors. The terms, covenants, conditions and agreements contained in this Lease shall, subject to the provisions as to assignment, subletting, and bankruptcy contained herein and any other provisions restricting successors or assigns, apply to and bind the heirs, successors, legal representatives and assigns of the parties to this Lease.

19.14      Waiver. Any waiver by Landlord or Tenant of any term, covenant, agreement or condition contained in this Lease must be in writing, and shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition contained in this Lease.

19.15      Unavoidable Delay. Landlord shall not be chargeable with, liable for, or responsible to Tenant for anything or in any amount for any Unavoidable Delay and any Unavoidable Delay shall not be deemed a breach of or default in the performance of this Lease, it being specifically agreed that any time limit provision contained in this Lease, at Landlord's option, shall be extended for the same period of time lost by such Unavoidable Delay; provided, however, in no event shall the Anticipated Delivery Date or Outside Delivery Date be extended for any reason, including an Unavoidable Delay. Tenant shall not be chargeable with, liable for, or responsible to Landlord for anything or in any amount for any Unavoidable Delay and any Unavoidable Delay shall not be deemed a breach of or default in the performance of this Lease, it being specifically ?!greed that any time limit provision contained in this Lease, at Tenant's option, shall be extended for the same period of time lost by such Unavoidable Delay.

19.16      Entire Agreement. This Lease is the entire agreement between the parties, and supersedes any prior agreements, representations, negotiations or correspondence between the parties except as expressed herein. Except as otherwise provided in this Lease, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties to this Lease.

19.17      Authority. If Landlord or Tenant is not a natural person, each individual executing this Lease on behalf of an entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the entity in accordance with its governing documents. If requested, a party, within thirty (30) days of the request, will deliver to the other party evidence of the authority of such party to enter into and deliver this Lease, which evidence shall be certified by an officer, partner or member of the entity, as appropriate.

19.18      Exhibits, References. All exhibits, attachments, amendments, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease. All references in this Lease to Articles, Sections, Exhibits and clauses are made, respectively, to Articles, Sections, Exhibits and clauses of this Lease, unless otherwise specified.

19.19      Basic Lease Provisions. In the event of any inconsistency between the Basic Lease Provisions contained in Article 1 and the specific provisions of this Lease, the specific provisions of this Lease shall prevail.

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19.20      Joint and Several Obligations. If Landlord is constituted of more than one person or entity, the obligations imposed on each such person or entity shall be joint and several.

19.21      Landlord's Approval. In every instance in which Landlord's approval or consent is required pursuant to this Lease, Landlord shall not unreasonably withhold or delay its consent and any disapproval of Landlord shall include a reasonably detailed explanation of the basis of that disapproval.

THIS LEASE is effective as of the Effective Date.

LANDLORD:		TENANT:
FORT WORTH FITNESS, L.P., a Nebraska limited partnership		24 HOUR FITNESS USA, INC., a California corporation

By: CFM Fort Worth Fitness, L.L.C., a		By:	/s/ Anthony J. Bakos II
Nebraska limited liability company, its general partner		Name:	Anthony J. Bakos II
		Its:	Executive Vice President
By:	/s/ Terrance L Fangman Jr	Date:	3/24/06
Name:
Its:
Date:	3/29/06

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